Exhibit 99.1

Media Relations Contact: Danielle Bulger 734-604-9902 dani.bulger@dominos.com

FOR IMMEDIATE RELEASE

Domino’s® Announces Executive Promotions

ANN ARBOR, Mich., March 10, 2025 – Domino’s Pizza Inc. (Nasdaq: DPZ), the largest pizza company in the world, is pleased to announce the promotion of three company executives into new roles. Joseph Jordan is being elevated to the position of chief operating officer and president – Domino’s U.S., Weiking Ng is being promoted to executive vice president – International, and Ryan Mulally is being promoted to executive vice president – general counsel and corporate secretary. All three executives will report to Russell Weiner, Domino’s chief executive officer.

“Joe, Weiking, and Ryan are talented and respected leaders of our Company, and we are extremely fortunate to have such a strong bench of talent to move into these important roles,” said Weiner. “All three embody our Hungry for MORE strategic mindset and I am looking forward to the positive impact they’ll continue having on the brand.”

Jordan will serve as the Company’s chief operating officer and president – Domino’s U.S., overseeing domestic operations and marketing, while expanding his existing oversight of global services to now include Domino’s Technology. Jordan has served as Domino’s president, U.S. and global services since May 2022. He previously served in roles including executive vice president of Domino’s International and senior vice president and chief marketing officer, having joined the company as vice president of innovation in 2011. Prior to joining the Company, Jordan served as senior director of marketing at Pepsi-Cola North America, and also held marketing roles at Philips Electronics and Unilever, as well as spending time as a consultant for Accenture. He serves on the Board of Directors of The Boston Beer Company Inc.

“Joe’s transition to COO represents a shift we are making in our organizational structure, further aligning teams that are directly driving our business around the world. This will increase our agility so that we can drive our Hungry for MORE strategy even more effectively and efficiently.” Weiner continued.

Ng will move into the role of executive vice president – International effective April 1. He will be responsible for overseeing the Domino’s business and franchise relationships that span more than 90 countries around the world. He most recently served as Domino’s vice president – International for Asia, Middle East and Africa. Ng joined Domino’s international business team in 2020. He came to Domino’s from Hilton, where he served as vice president – APAC Strategy, and has previously held leadership roles at McDonald’s, as well as time as a management consultant for Boston Consulting Group and Accenture.

Mulally is being elevated to executive vice president – general counsel and corporate secretary effective March 15, after most recently serving as vice president – assistant general counsel since 2018. He draws upon decades of extensive legal experience that includes leading Domino’s litigation team and responsibility for franchise and corporate standards. Prior to joining Domino’s in 2008, he was a partner with Dickinson Wright in Detroit, Michigan.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world, with a significant business in both delivery and carryout. It ranks among the world’s top public restaurant brands with a global enterprise of more than 21,300 stores in over 90 markets. Domino’s had global retail sales of over $19.1 billion in 2024. Its system is comprised of independent franchise owners who accounted for 99% of Domino’s stores as of the end of the fourth quarter of 2024. In the U.S., Domino’s generated more than 85% of U.S. retail sales in 2024 via digital channels and has developed many innovative ordering platforms.

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